United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
January 11, 2013

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 11, 2013, Fidelity National Information Services, Inc. (the "Registrant"), repaid the remaining $250 million principal amount of its outstanding term loans due July 18, 2014 (the "Term Loan A-2"), under its Third Amended and Restated Credit Agreement, dated as of March 30, 2012 (the “FIS Credit Agreement"), among the Registrant, JPMorgan Chase Bank, N.A., and certain other parties.

Pursuant to the terms of the FIS Credit Agreement, the collateral posted by the Registrant (and certain of its direct and indirect domestic subsidiaries) will be released by JPMorgan Chase Bank, N.A., as Collateral Agent, when each of the following is true: (i) there is in effect a corporate credit rating of the Registrant and ratings for the credit facilities issued under the FIS Credit Agreement either (A) by Moody's Investors Service, Inc. ("Moody's") of at least Baa3 and by Standard & Poor's Ratings Services ("S&P") of at least BB+, or (B) by S&P of at least BBB- and by Moody's of at least Ba1; (ii) all outstanding loans with respect to the Term Loan A-2 have been repaid in full; and (iii) no Default or Event of Default then exists and is continuing.

Following the repayment of the Term Loan A-2 on the date hereof, clauses (ii) and (iii) in the preceding paragraph will have been satisfied as of the date hereof. To the extent that either Moody's or S&P upgrades the Registrant's corporate credit rating one notch above its existing ratings level (and assuming that the other rating agency does not decrease its ratings below Ba1 or BB+, respectively), clause (i) will also be satisfied, and, assuming there continues to be no Default or Event of Default as of the date of such upgrade, the collateral will be released automatically under the provisions of the FIS Credit Agreement, subject to subsequent automatic reinstatement of the collateral should the minimum ratings required to achieve the release no longer remain in effect.

S&P revised its outlook of the Registrant to positive from stable on April 10, 2012. The positive outlook from S&P reflects their expectation that the Registrant could achieve an investment-grade capital structure over the next year following the change in outlook. However, there can be no assurance that such an upgrade will occur.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fidelity National Information Services, Inc.
Date: January 11, 2013	By:	/s/ Michael L. Gravelle
		Name:	Michael L. Gravelle
		Title:	Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary